Delaware
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “BOOMERANG MERGER SUB, INC.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF DECEMBER, A.D. 2025, AT 4:05 O`CLOCK P.M.

10330969 8100    Authentication: 205615078
SR# 20254870440    Date: 12-15-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:05 PM12/12/2025 FILED 04:05 PM12/12/2025 SR 20254861448 - File Number 10330969	CERTIFICATE OF INCORPORATION
OF
BOOMERANG MERGER SUB, INC.
(a Delaware corporation)
ARTICLE I.
The name of the Corporation is Boomerang Merger Sub, Inc. (the "Corporation").
ARTICLE II.
The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County ofNew Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III.
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented.
ARTICLE IV.
The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares, all of which shall be common stock, $0.001 par value per share.
ARTICLE V.
The name and mailing address of the incorporator is: Sara Whitford, 1601 19th Street, Suite 500, Denver, CO 80202.
ARTICLE VI.
From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article VI.
ARTICLE VII.
In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the board of directors of the Corporation (the "Board of Directors") is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in

US-DOCS\ 164125020.2

addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
ARTICLE VIII.
Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
ARTICLE IX.
The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLEX.
The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorneys' fees and expenses),judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. No amendment or repeal of this Article X shall apply to or adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.
[Signature page follows.]

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of December, 2025.

Isl Sara Whitford     Sara Whitford, Sole Incorporator